Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 3, 2011

USEC Reports First Quarter 2011 Results

•	Net loss of $16.6 million on revenue of $381 million
•	Progress continues on DOE loan guarantee review
•	Agreement with Russia provides long-term LEU supply after Megatons to Megawatts concludes in 2013

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $16.6 million or 14 cents per share for the quarter ended March 31, 2011, compared to a net loss of $9.7 million or 9 cents per share for the first quarter of 2010. The loss in the 2010 quarter reflected a one-time charge of $6.5 million related to a change in tax treatment of Medicare Part D reimbursements resulting from changes in health care law.

The financial results for the quarter ended March 31, 2011, reflect a 16 percent increase in separative work unit (SWU) revenue but a decline in overall gross profit. Gross profit in the low enriched uranium (LEU) segment increased slightly in the quarter compared to the same period last year due to higher average selling prices, partially offset by higher unit costs. Gross profit was reduced by a loss in the contract services segment as the cold shutdown work at the Portsmouth site for the Department of Energy (DOE) transitioned to a decontamination and decommissioning (D&D) contractor at the end of the quarter.

 “We’ve had several important successes thus far in 2011 but we knew our financial results would be reduced by higher costs,” said John K. Welch, USEC president and chief executive officer. “We expect gross profit margins for 2011 will be compressed by higher production and purchase costs reflected in our average SWU inventory cost.

“The largest cost we face is for electricity, which makes up approximately 70 percent of our production cost. That is why we are focused on building the American Centrifuge Plant, or ACP, which will reduce the amount of electricity required to enrich an equivalent amount of uranium by 95 percent,” Welch said. “In the near-term, we are also focused on negotiations with our major power supplier and other utilities to obtain lower-cost power with less volatility in pricing after our current contract expires in May 2012.

“The completion of the due diligence and negotiation stage of the loan guarantee application process with the DOE Loan Guarantee Program and progress towards final approval of a conditional commitment of a $2 billion loan guarantee was another important step along the path towards resuming construction of the ACP.

“We also reached agreement with Russia regarding a long-term supply arrangement that will provide low enriched uranium for delivery to our customers after the end of the Megatons to Megawatts program as we build out the ACP over the next several years. And we worked with DOE, the unions that represent our employees and the new D&D contractor to provide continuity for those employees transitioning to the decontamination and decommissioning of the Portsmouth site,” he said.

Revenue

Revenue for the first quarter was $380.5 million, an increase of 10 percent compared to the same quarter of 2010. Revenue from the sale of SWU for the quarter was $308.5 million compared to $266.6 million in the same period last year. The volume of SWU sales increased 9 percent in the quarter and the average price billed to customers increased 6 percent, reflecting the specific contracts under which SWU were sold during the periods as well as the general trend of higher prices under contracts signed in recent years. We anticipate a decrease in the volume of SWU sales of approximately 10 percent in the full year 2011 compared with 2010.

Revenue from the sale of uranium was $14.0 million, a decrease of $1.6 million from the same quarter last year. The quarterly results reflect a decrease of 38 percent in uranium volume sold but average prices were 44 percent higher than in the 2010 period due to the mix and timing of uranium contracts. Revenue from our contract services segment was $58.0 million, a decrease of 7 percent compared to first quarter last year.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.  At March 31, 2011, deferred revenue totaled $248.8 million, an increase of $72.7 million from December 31, 2010. The gross profit associated with deferred revenue as of March 31, 2011, was $32.8 million.

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of refueling cycles.  Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin, Other Income and Expenses

Cost of sales for the quarter ended March 31, 2011, for SWU and uranium was $307.2 million, an increase of $40.0 million or 15 percent, compared to the corresponding period in 2010 due to the associated increase in SWU sales volume noted above and higher SWU unit costs. Cost of sales per SWU was 7 percent higher in the quarter compared to the first quarter of 2010. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs.

Production costs declined $12.2 million, or 5 percent, as production volume decreased 15 percent in the three months ended March 31, 2011, compared to the corresponding period in 2010. The cost of electric power decreased by $13.8 million, or 8 percent, in the three months ended March 31, 2011, compared to the corresponding period in 2010. We purchased less electricity under our contract with Tennessee Valley Authority but the average cost per megawatt hour increased 11 percent due to higher TVA fuel cost adjustments as well as the fixed annual increase in the contract price. The unit production cost increased 12 percent in the three-month period compared to the corresponding period in 2010.

We expect to purchase 5.5 million SWU under the Megatons to Megawatts program in 2011, but under our agreed upon shipping schedule there were no deliveries in the first quarter.

Cost of sales for contract services was $59.4 million in the first quarter, an increase of $8.6 million or 17 percent over the same period last year, reflecting a temporary increase in contract services work at the Portsmouth site, as well as higher costs at our subsidiary NAC International. We recorded a curtailment charge of $3.2 million for the defined benefit pension plan in the current period in connection with the transition of USEC employees to a new contractor following the expiration of the cold shutdown contract on March 28, 2011.

The gross profit for the first quarter was $13.9 million, a decrease of $12.8 million or 48 percent over the same period in 2010. The gross profit margin for the 2011 period was 3.7 percent compared to 7.7 percent in the first quarter of 2010.  Gross profit for the LEU segment was $0.3 million higher due to higher average selling prices for SWU and uranium, partially offset by higher unit costs. Gross profit for the contract services segment declined $13.1 million in the three months compared to the corresponding period in 2010, reflecting fee recognition on certain contracts in the prior period as well as a $3.2 million pension curtailment charge related to the transition of cold shutdown work at the Portsmouth site.

Selling, general and administrative expenses in the first quarter were $15.5 million, an increase of $0.4 million over the same period in 2010, primarily due to slightly higher salary and employee benefit costs.

Advanced technology expense, primarily related to the demonstration of the American Centrifuge technology, was $26.7 million in the quarter compared to $25.7 million in the first quarter of 2010.  For the quarter, the $1 million increase reflects a slight increase in development costs for the American Centrifuge project. Advanced technology expense includes expenses by NAC to develop its MAGNASTOR™ storage and transportation technology of $0.4 million during the first quarter compared to $0.5 million in the same period of 2010.

In January 2011, we executed an exchange with a noteholder whereby USEC received convertible notes with a principal amount of $45 million in exchange for 6,952,500 shares of common stock and cash for accrued but unpaid interest on the convertible notes. In connection with this exchange USEC recognized a gain on debt extinguishment of $3.1 million in the first quarter of 2011.

In the 2010 period, the income tax provision of $5.4 million included a one-time charge of $6.5 million related to the change in tax treatment of Medicare Part D reimbursements as a result of the health care legislation.

Cash Flow

At March 31, 2011, USEC had a cash balance of $149.8 million compared to $151.0 million at December 31, 2010. Cash flow provided by operations in the first quarter was $51.3 million, compared to cash flow used in operations of $42.9 million in the previous year.  Payment of the Russian Contract payables balance of $201.2 million was a significant use of cash flow in the three months ended March 31, 2011.  More than offsetting this use was positive cash flow provided by our LEU segment based on the timing of customer orders and deliveries. Inventories declined $147.4 million in the three-month period, providing monetization of inventory produced in the prior year; accounts receivable declined $63.8 million; and deferred revenue, net of deferred costs, increased $62.3 million.  Capital expenditures, primarily related to the ACP, totaled $50.7 million during the first quarter compared to $49.0 million in the same period of 2010.

American Centrifuge Update

USEC updated its application for a $2 billion DOE loan guarantee for the ACP in July 2010. As part of its due diligence on the application, DOE conducted independent financial, legal and engineering reviews of the project. USEC has also been working with DOE since October 2010 on terms for a conditional commitment for a $2 billion loan guarantee. In April 2011, the DOE Loan Guarantee Program Office substantially completed the due diligence and negotiation stage of the application process and advanced the ACP application to the next phase. As part of this next phase, the credit package prepared by the DOE Loan Guarantee Program Office, including the terms and conditions that we have negotiated with that office, are being reviewed in parallel by DOE’s credit group and by the Office of Management and Budget (OMB), the Department of the Treasury, and the National Economic Council. This review will include the establishment of an estimated range of credit subsidy cost.

The next steps leading to a conditional commitment involve approval by DOE’s Credit Committee, then approval by DOE’s Credit Review Board. We have made it clear to DOE that prompt action is essential. The terms of USEC’s credit facility limit spending on the American Centrifuge project without additional investment of capital. The second phase of an investment by Toshiba Corporation and Babcock & Wilcox Investment Company, which is conditioned upon receipt of a conditional commitment, would provide an additional $50 million. However, if USEC does not close on the second phase of that investment by June 30, 2011, each of the investors has the right to terminate its obligations under the investment agreement with the Company.

In support of our application, we continue to operate a lead cascade test program with production-ready AC100 machines at the Piketon, Ohio plant. By increasing the number of operating machine hours, we provide additional assurance of performance, reliability and plant availability. Our suppliers continue to build components and assemble machines for the lead cascade program, demonstrate machine manufacturing capability and sustain key infrastructure for remobilization.

In addition, we launched American Centrifuge Manufacturing, LLC (ACM), to provide integrated manufacturing and assembly of uranium enrichment centrifuges for the ACP. USEC established ACM, effective May 1, in concert with The Babcock & Wilcox Company subsidiary Babcock & Wilcox Technical Services Group, Inc. The company will be housed at USEC’s American Centrifuge Technology and Manufacturing Center in Oak Ridge, Tennessee. Once the loan guarantee and other project funding needed to complete the American Centrifuge Plant is secured and the project is remobilized, employment is expected to grow to approximately 600 positions as ACM ramps up to its full manufacturing rate. Approximately 11,500 centrifuges will be assembled and installed in Piketon.

New Russian Supply Agreement

USEC is the U.S. government’s exclusive executive agent in connection with a government-to-government nonproliferation agreement between the United States and the Russian Federation known as “Megatons to Megawatts”. We currently purchase about one-half of our SWU supply from Russia under this program from a Russian government entity known as Techsnabexport (TENEX). The 20-year contract with TENEX expires at the end of 2013.

On March 23, 2011, USEC signed a new multi-year commercial contract with TENEX for the 10-year supply of Russian LEU beginning in 2013.  Under the terms of the new contract, the supply of LEU to USEC will begin in 2013 and increase until it reaches a level in 2015 that includes a quantity of SWU equal to approximately one-half the level currently supplied by TENEX to USEC under the Megatons to Megawatts program. TENEX and USEC also may mutually agree to increase the purchase and sales of SWU by additional optional quantities of SWU up to an amount beginning in 2015 equal to the amount USEC now purchases each year under the Megatons to Megawatts program. Unlike the Megatons to Megawatts program, the quantities supplied under the new contract will come [Missing Graphic Reference]from Russia’s commercial enrichment activities rather than from downblending excess Russian weapons material.

Deliveries under the new contract are expected to continue through 2022.  USEC will purchase the SWU component of the LEU and deliver natural uranium to TENEX for the LEU’s uranium component.  The pricing terms for SWU under the contract are based on a mix of market-related price points and other factors. The effectiveness of the new contract between TENEX and USEC is subject to approval of the Russian State Corporation for Atomic Energy and completion of administrative arrangements between the U.S. and Russian governments under the agreement for cooperation in nuclear energy between the United States and the Russian Federation (the Russia 123 Agreement) which, among other things, provides the framework for the return to Russia of natural uranium delivered by USEC to TENEX.

2011 Outlook Reiterated

We are reiterating our guidance for 2011. Specifically, in 2011 we expect revenue of approximately $1.7 billion and gross profits in a range of $70 to $80 million. We expect our gross profit margin to be in a range of approximately 4 percent to 5 percent. Below the gross profit line, we anticipate our selling, general and administrative expense to be approximately $60 million.

We are not offering annual guidance for spending on the American Centrifuge project at this time because the level of project spending continues to be uncertain.  Project spending will have a significant effect on net income and cash flow, and therefore, USEC is not providing guidance on net income or cash flow at this time.  However, taking into account our anticipated ACP spending during the first half of 2011 and our anticipated gross profit margin, we continue to expect to report a net loss for 2011.

Spending related to the American Centrifuge project is restricted under our credit facility and will be dependent upon if and when additional capital becomes available. We expect total spending on the American Centrifuge project, both capitalized and expensed, to be approximately $110 million through June 30, 2011, which includes our plan to continue building a limited number of additional AC100 machines. We also expect our current enrichment operations will generate cash in 2011, but ACP spending will reduce our cash flow from operations.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment or changes to our power purchases from our current projection;

•	Closing out contract services work at Portsmouth and recognition of estimated contract closeout costs to be recovered from DOE as well as amounts previously billed and owed;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers; and

•	Additional uranium sales made possible by underfeeding the production process at the Paducah GDP.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee from DOE for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by DOE and the timing of any loan guarantee; our ability to reach agreement with DOE on acceptable terms of a conditional commitment, including the timing of any decision and the determination of credit subsidy cost, and our ability to meet all required conditions to funding; our ability to obtain additional financing beyond the $2 billion of DOE loan guarantee funding for which we have applied, including our success in obtaining Japanese export credit agency financing of $1 billion; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; our ability to meet the November 2011 financing milestone and other milestones under the June 2002 DOE-USEC Agreement; restrictions in our credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including our ability to satisfy the significant closing conditions in the securities purchase agreement governing the transactions and our ability to close on the second phase of the transactions prior to the outside date of June 30, 2011, and the impact of a failure to consummate the transactions on our business and prospects; certain restrictions that may be placed on our business as a result of the transactions with Toshiba and B&W; our ability to achieve the benefits of any strategic relationships with Toshiba and B&W; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; the economics of extended Paducah plant operations, including our ability to negotiate an acceptable power arrangement and our ability to obtain a contract to enrich DOE’s depleted uranium; our dependence on deliveries of LEU from Russia under the Russian Contract and on a single production facility; risks related to the approvals and implementing agreements needed for our new supply contract with TENEX to become effective; limitations on our ability to import the Russian LEU we buy under the new supply contract into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government including uncertainty regarding the impacts on our business of the transition of government services performed by us at the former Portsmouth gaseous diffusion plant to the new decontamination and decommissioning contractor; limitations on our ability to compete for potential contracts with the U.S. government; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of the recent natural disaster in Japan on the nuclear industry and on our business, results of operations and prospects; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including Item 1A entitled “Risk Factors” and the other sections of our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contacts:

Investors:                Steven Wingfield  (301) 564-3354

Media:                      Paul Jacobson  (301) 564-3354

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenue:
Separative work units	$308.5	$266.6
Uranium	14.0	15.6
Contract services	58.0	62.5
Total revenue	380.5	344.7
Cost of sales:
Separative work units and uranium	307.2	267.2
Contract services	59.4	50.8
Total cost of sales	366.6	318.0
Gross profit	13.9	26.7
Advanced technology costs	26.7	25.7
Selling, general and administrative	15.5	15.1
Other (income)	(3.7)	(9.7)
Operating (loss)	(24.6)	(4.4)
Interest (income)	(0.2)	(0.1)
(Loss) before income taxes	(24.4)	(4.3)
Provision (benefit) for income taxes	(7.8)	5.4
Net (loss)	$(16.6)	$(9.7)
Net (loss) per share – basic	$(.14)	$(.09)
Net (loss) per share – diluted	$(.14)	$(.09)
Weighted-average number of shares outstanding:
Basic	119.6	111.7
Diluted	119.6	111.7

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	March 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$149.8	$151.0
Accounts receivable, net	244.8	308.6
Inventories	1,696.0	1,522.5
Deferred income taxes	39.1	47.5
Deferred costs associated with deferred revenue	216.0	152.9
Other current assets	77.8	71.6
Total Current Assets	2,423.5	2,254.1
Property, Plant and Equipment, net	1,263.3	1,231.4
Other Long-Term Assets
Deferred income taxes	213.5	204.5
Deposits for surety bonds	140.8	140.8
Deferred financing costs, net	11.0	10.6
Goodwill	6.8	6.8
Total Other Long-Term Assets	372.1	362.7
Total Assets	$4,058.9	$3,848.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$142.0	$172.4
Payables under Russian Contract	-	201.2
Inventories owed to customers and suppliers	1,036.7	715.8
Deferred revenue and advances from customers	303.9	179.1
Total Current Liabilities	1,482.6	1,268.5
Long-Term Debt	615.0	660.0
Convertible Preferred Stock	80.7	78.2
Other Long-Term Liabilities
Depleted uranium disposition	130.4	125.4
Postretirement health and life benefit obligations	181.4	178.7
Pension benefit liabilities	149.0	145.4
Other liabilities	78.0	78.2
Total Other Long-Term Liabilities	538.8	527.7
Stockholders’ Equity	1,341.8	1,313.8
Total Liabilities and Stockholders’ Equity	$4,058.9	$3,848.2

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities
Net (loss)	$(16.6)	$(9.7)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15.0	9.7
Deferred income taxes	(1.9)	9.0
Other non-cash income on release of disposal obligation	(0.6)	(9.7)
Capitalized convertible preferred stock dividends paid-in-kind	2.5	-
Gain on extinguishment of convertible senior notes	(3.1)	-
Changes in operating assets and liabilities:
Accounts receivable – decrease	63.8	2.4
Inventories – decrease	147.4	74.2
Payables under Russian Contract – (decrease)	(201.2)	(134.8)
Deferred revenue, net of deferred costs – increase	62.3	62.6
Accrued depleted uranium disposition – increase (decrease)	5.0	(46.8)
Accounts payable and other liabilities – (decrease)	(18.2)	(11.7)
Other, net	(3.1)	11.9
Net Cash Provided by (Used in) Operating Activities	51.3	(42.9)

Cash Flows Used in Investing Activities
Capital expenditures	(50.7)	(49.0)
Deposits for surety bonds – net (increase) decrease	-	3.0
Net Cash (Used in) Investing Activities	(50.7)	(46.0)

Cash Flows Used in Financing Activities
Payments for deferred financing costs	-	(7.5)
Tax benefit related to stock-based compensation	-	0.3
Common stock issued (purchased), net	(1.8)	(2.7)
Net Cash (Used in) Financing Activities	(1.8)	(9.9)
Net (Decrease)	(1.2)	(98.8)
Cash and Cash Equivalents at Beginning of Period	151.0	131.3
Cash and Cash Equivalents at End of Period	$149.8	$32.5
Supplemental Cash Flow Information:
Interest paid, net of amount capitalized	$-	$-
Income taxes paid, net of refunds	1.2	14.7